As filed with the Securities and Exchange Commission on November 4, 2008

Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SITESEARCH CORPORATION
(Name of small business issuer in its charter)

Nevada	7389	20-5422795
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)

2600 N 44th Street, Suite 214 Phoenix, Arizona 85008-1565 602-840-0668
(Address and telephone number of principal executive offices)

2600 N 44th Street, Suite 214 Phoenix, Arizona 85008-1565 602-840-0668
(Address of principal place of business or intended principal place of business)

James S. Dixon, Chief Executive Officer 2600 N 44th Street, Suite 214 Phoenix, Arizona 85008-1565 602-840-0668
(Name, address and telephone number of agent for service)

Copies to:

Gary A. Agron, Esquire
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111
(303) 770-7254
(303) 770-7257 (Fax)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

        Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer ☐ (Do no check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.001 par value	1,359,000	$1.00 (1)	$1,359,000	$53

Common stock, underlying warrants	1,463,901	$2.25 (2)	$3,293,772	$130

Totals	2,822,901		$4,652,772	$183

(1)     Represents the last private sales price of the common stock, which was in September 2008.

(2)     Highest exercise price of outstanding warrants.

        This registration statement registers the resale of 1,359,000 shares of common stock and 1,463,901 shares of common stock underlying warrants held by security holders of the Registrant. In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

        The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion	Dated November 4, 2008

2,822,901 shares of common stock

SITESEARCH CORPORATION

        This prospectus covers the resale by our 20 selling stockholders of 1,359,000 shares of our common stock and 59 selling stockholders of 1,463,901 shares underlying common stock purchase warrants. The selling stockholders’ names and share amounts are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. The shares will be offered by our selling stockholders initially at $1.00 per share and then at prevailing market prices or privately negotiated prices when and if the shares are listed for quotation on the Electronic Bulletin Board. The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof. We will not receive any proceeds from the sale of shares offered by the selling stockholders. Any proceeds we receive from the exercise of warrants will be added to our working capital.

        There is no public market for our common stock and it is not quoted or listed on any exchange.

        Investing in our common stock involves substantial risks. See “Risk Factors”beginning on page 3.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2008.

TABLE OF CONTENTS

About this Prospectus	i
Summary	1
Summary Financial Data	2
Risk Factors	3
Forward-Looking Statements	9
Use of Proceeds	9
Selected Financial Data	11
Management's Discussion and Analysis of Financial
Conditions and Results of Operations	11
Business	16
Management	20
Security Ownership of Executive Officers, Directors and
Beneficial Owners of Greater than 5% of Our Common Stock	23
Selling Stockholders and Plan of Distribution	24
Description of Capital Stock	27
Shares Eligible for Future Sale	28
Experts	28
Legal Matters	28
Where You Can Find More Information	29
Financial Statements	F-1

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

SUMMARY

        This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

        We have launched and continue to develop a proprietary online community and virtual world that combines various emerging Internet business models: Social bookmarking, social networking, original user generated content, and other services, all under our Sitesearch brand. Sitesearch users organize, share, and rank web links, interact with each other through online social networking and are able to create, post, and collaboratively edit online data and documents. Since our users are able to discover, dynamically organize and rank content using non-standard methods and technologies, we offer an alternative to standard search engines for organizing online information.

        We were incorporated in August 2006 as a Nevada corporation. We are headquartered in Phoenix, Arizona with technical operations based in Sonora, Mexico. Our corporate headquarters are located at 2600 N. 44th Street Suite 214 Phoenix, AZ 85008-1565 and our telephone number is (602) 840-0668. Our website address is www.sitesearch.com. Information on our website is not a part of this prospectus.

The Offering

Securities offered by our selling stockholders:	1,359,000 shares of common stock 1,463,901 shares of common stock underlying warrants

Common stock outstanding prior to and after the offering(1):	8,049,677 shares of common stock

Use of proceeds:	We will not receive any proceeds from the sale of the common stock. Any proceeds from the sale of warrants will be added to our working capital.

(1)     Excluding 1,463,901 shares issuable upon exercise of common stock purchase warrants.

Description of Selling Stockholders

        Through this prospectus, we are registering for resale (i) 454,151 shares underlying common stock purchase warrants which we sold to a group of 24 accredited investors between May and November 2007 for an aggregate of $643,748.75, (ii) 1,359,000 shares of common stock and 339,750 shares underlying common stock purchase warrants which we sold to a group of 20 accredited investors between May and September 2008 for an aggregate of $1,359,000, and (iii) 670,000 shares underlying common stock purchase warrants which we issued to 15 individuals under employment or consulting agreements. In the 2007 offering, each share was sold for $.75 per share in cash and included 0.525 warrant for each share sold. In the 2008 offering each share was sold for $1.00 and included 0.25 warrant for each share sold.

        The names and share amounts of the selling stockholders are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. None of the selling stockholders except Cesar Sanvincente are officers, directors or 10% or greater stockholders of our company, nor are any affiliated or associated with any broker-dealers.

SUMMARY FINANCIAL DATA

        The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes for the periods indicated below. This financial information is derived from our audited financial statements contained elsewhere herein.

Statement of Operations Data

	Year Ended July 31, 2008	Year Ended July 31, 2007
Revenue	$0	$222
Loss from operations	$863,069	$374,841
Net loss	$854,046	$373,926
Net loss per share of common stock	$0.13	$0.09

Balance Sheet Data

As of July 31, 2008

Total assets	$1,103,409
Total liabilities	$16,562
Working capital	$1,035,542
Stockholders' equity	$1,086,847

RISK FACTORS

        The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We expect to face increasing competition that could result in a loss of users and reduced profit margins.

        The market for social networking and bookmarking services is competitive, and we expect competition to significantly increase in the future. Our social networking services compete with a wide variety of social networking websites, including popular social networking websites such as MySpace and Facebook and a number of social bookmarking sites, including Digg, StumbleUpon and Technorati. As a result of the growth of these websites and minimal barriers to entry, a number of companies are entering our market, either directly or indirectly, some of which may become significant competitors in the future. In addition, many existing social media sites are broadening their offerings to compete with us. As we broaden our services and evolve into a service used for interacting with people with similar interests or affiliations, we may compete with the increasing number of social networking websites for special niches and areas of interest.

        Some of our competitors have longer operating histories, greater name and brand recognition, larger user bases, significantly greater financial, technical, sales and marketing resources, and engage in more extensive research and development than we do. Some of our competitors also have lower user acquisition costs than we do and offer a wider variety of services. If our competitors are more successful than we are in attracting users, our ability to maintain a large and growing user base will be adversely affected. Some of our social networking competitors have compelling websites with more extensive user generated content and also offer their services free to their users. If our social media services are not as compelling and we do not stay current with evolving consumer trends, we may not succeed in maintaining or increasing our traffic.

        More intense competition could also require us to increase our marketing expenditures, thereby reducing our profit margins and any profitability.

Failure to increase traffic to our website would reduce our revenue and any profitability.

        We must increase the number of members for our social networking services in order to generate revenue from advertising on our website. Only a small percentage of members initially registering for our social networking services sign up the first time they visit the website. As a result, our ability to generate revenue is highly dependent on our ability to convince individuals to become members and to return to our website frequently. If our revenue is reduced, our profitability, if any, would be negatively impacted.

If we are not successful in increasing the number of our members or having members actively participate in our programs, our business and financial results will suffer.

        The success of our social media services depends upon our ability to increase our base of members thus increasing our traffic numbers and advertising revenue. Our ability to increase our base of members is dependent upon attracting users to our website. We may not be able to increase the level of new member registrations. Failure to increase or maintain our base of members would reduce our advertising revenue and our ability to implement our strategies.

We have not generated any material operating revenue and have incurred ongoing losses since our inception, which could limit our operations.

        We have not generated any material revenue since our inception in August 2006 and have incurred aggregate losses of $1,227,972 through July 31, 2008. If we are unable to generate revenue and earnings in the future, we may be required to limit our operations. We expect that our operating expenses will increase as we implement our strategies and incur expenses associated with being a public reporting company. If our revenue does not increase to offset these expected increases in costs and operating expenses, our operating results would be negatively affected. Accordingly, we may not be able to achieve or maintain profitability, and we may continue to incur significant losses.

Our auditors believe there is substantial doubt that we can continue as a going concern.

        In their audit report dated October 30, 2008, our auditors indicated that there was substantial doubt that we could continue as a going concern. If we are unable to generate cash from earnings or from the sale of equity securities, we could be required to reduce or possibly cease our operations.

If our social networking members do not interact with each other or fail to post links to our website, our ability to attract new users and our financial results will suffer.

        Part of our success is dependent upon our social networking members interacting with our website. The majority of our members do not visit our website frequently and spend a limited amount of time on our website when they visit. In addition, only a limited number of our social networking members post photographs and information about themselves, engage in message board discussions, view other members’ profiles or participate in the other features on our website. If we are unable to encourage our members to interact more frequently with our social networking website and to increase the amount of user generated content they provide, our ability to attract new users to our website and our financial results will suffer.

We will be dependent upon pay per click advertising revenue. If we are unable to generate advertising revenue in the future, our operations will be limited.

        We intend to generate revenue from pay per click advertising offered on our website. Our ability to increase advertising revenue from this source is largely dependent upon the number of members actively using our services. We must increase user engagement with our services in order to increase our advertising revenue. In addition if our technology and advertisement serving techniques do not evolve, will may be unable to generate future revenue, which would limit our operations.

We do not currently maintain redundant capabilities and a catastrophic event could result in a significant disruption of our services.

        Our computer equipment and the telecommunications infrastructure of our third-party network provider are vulnerable to damage from fires, earthquakes, floods, power loss, telecommunications failures, terrorism and similar events. Our servers are also vulnerable to computer viruses, worms, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering of our computer systems. We do not currently maintain redundant capabilities and a catastrophic event could result in a significant and extended disruption of our services. Currently, we do not have a disaster recovery plan to address these and other vulnerabilities. As a result, it would be difficult to operate our business in the event of a disaster. Any prolonged disruption of our services due to these, or other events, would severely impact or shut down our business. We do not carry earthquake or flood insurance, and the property, business interruption and other insurance we do carry may not be sufficient to cover, if at all, losses that may occur as a result of any events which cause interruptions in our services.

Our results of operations and key business metrics may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

        Our results of operations and key business metrics may fluctuate as a result of a variety of factors, many of which are outside of our control. As a development company in a rapidly evolving industry, it may be difficult for us and others to accurately predict future performance. If our results of operations or key business metrics fall below the expectations of investors, the trading price of our common stock, if any, could decline. Fluctuations in our results of operations and key business metrics may be due to a number of factors, including:

•	the number of members accessing our services and the extent of their engagement with our services;
•	variations in our advertising revenues and our ability to attract members to our social networking services; and
•	the timing and success of new service introductions by us or our competitors.

        We believe that our results of operations and key business metrics may vary significantly in the future and that period-to-period comparisons of our results of operations and key business metrics may not be meaningful. You should not rely on the results of one period as an indication of our future performance. In addition, if our results of operations and key business metrics do not meet or exceed the expectations of securities analysts or investors, the price of our common stock could decline substantially.

If we are unable to develop new or enhanced features or fail to predict or respond to emerging trends, our revenue and any profitability will suffer.

        Our future success will depend in part on our ability to modify or enhance our website features to meet users demands, add features and address technological advancements. If we are unable to predict preferences or industry changes, or if we are unable to modify our website features in a timely manner, we may lose members. New features may be dependent upon our obtaining needed technology or services from third parties, which we may not be able to obtain in a timely manner, upon terms acceptable to us, or at all. We spend significant resources developing and enhancing our features. However, new or enhanced features may have technological problems or may not be accepted by users. If we are unable to successfully develop, acquire or implement new features or enhance our existing features in a timely and cost-effective manner, our revenue and any profitability will suffer.

Assertions by any third party that we infringe its intellectual property could result in costly and time-consuming litigation, expensive licenses or the inability to operate as planned.

        The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us may grow. Our services or technologies may not be able to withstand third-party claims or rights restricting their use. Companies, organizations or individuals, including our competitors, may hold or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to provide our services or develop new services and features, which could make it more difficult for us to operate our business.

         If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to pay substantial damages, stop using technologies or services found to be in violation of a third party’s rights or seek to obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all, and may significantly increase our operating expenses or may require us to restrict our business activities in one or more respects. We may also be required to develop alternative non-infringing technologies or services, that could require significant effort and expense or may not be feasible. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or service, our business and results of operations could be harmed.

Our business will be adversely affected if we are unable to protect our intellectual property rights from unauthorized use or infringement by third-parties.

        We rely on a combination of trademark, patent, trade secret and copyright law, license agreements and contractual restrictions, including confidentiality agreements and non-disclosure agreements with employees, contractors and suppliers, to protect our proprietary rights, all of which provide only limited protection.

        We intend to pursue the registration of our trademarks and service marks in the United States and other countries. We have entered into licensing agreements with inter123 Corporation which provide us with exclusive use of certain registered trademark rights pertaining to our Sitesearch brand. We cannot assure you that any future trademark registrations will be issued for pending or future applications or that any registered trademarks or service marks will be enforceable or provide adequate protection of our proprietary rights. The steps we have taken to limit access to, and disclosure of, our proprietary information may not prevent unauthorized use of our technology. Moreover, others may independently develop technologies and services that are competitive with ours or infringe our intellectual property. We cannot be certain that the steps we have taken will prevent unauthorized use of our intellectual property rights.

        In addition, effective patent, trademark, copyright and trade secret protection may not be available in every country in which our technologies and services are available. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

        We must ensure that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis. We will be required to spend considerable effort establishing and maintaining our internal controls, which will be costly and time-consuming and will need to be re-evaluated frequently. We are in the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures in anticipation of being a reporting company and eventually being subject to Section 404 of the Sarbanes-Oxley Act of 2002, which will require annual management assessments of the effectiveness of our internal control over financial reporting. Both we and our independent auditors will be testing our internal controls in anticipation of being subject to these Section 404 requirements and, as part of that documentation and testing, may identify areas for further attention and improvement. We are in the process of developing disclosure controls and procedures designed to ensure that information required to be disclosed by us in our public reports and filings is recorded, processed, summarized and reported within the time periods specified by applicable SEC rules and forms.

        Implementing any appropriate changes to our internal controls and disclosure controls and procedures may entail substantial costs to modify our existing financial and accounting systems and internal policies, take a significant period of time to complete, and distract our officers, directors and employees from the operation of our business. These changes may not, however, be effective in establishing or maintaining the adequacy of our internal controls or disclosure controls, and any failure to maintain that adequacy, or a consequent inability to produce accurate financial statements or public reports on a timely basis, could materially adversely affect our business. Further, investors’ perceptions that our internal controls or disclosure controls are inadequate or that we are unable to produce accurate financial statements may seriously affect the price of our common stock.

We may be required to seek additional funding, and such funding may not be available on acceptable terms or at all.

        We may need to obtain additional funding due to a number of factors beyond our expectations or control, including a shortfall in revenue, increased expenses, increased investment in capital equipment or the acquisition of businesses, services or technologies. If we do need to obtain funding, it may not be available on acceptable terms or at all. If we are unable to obtain sufficient funding, our business would be harmed. Even if we were able to find outside funding sources, we might be required to issue securities in a transaction that could be highly dilutive to our investors or we may be required to issue securities with greater rights than the securities we have outstanding today. We may also be required to take other actions that could lessen the value of our common stock, including borrowing money on terms that are not favorable to us. If we are unable to generate or raise capital that is sufficient to fund our operations, we may be required to curtail operations, reduce our services, defer or cancel expansion or acquisition plans or cease operations in certain jurisdictions or completely.

Because our common stock may be classified as “penny stock,” trading may be limited, and the share price could decline.

        Because our common stock may fall under the definition of “penny stock,” trading in the common stock, if any, may be limited because broker-dealers would be required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving the common stock.

        “Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

        Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:

•	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;
•	All compensation received by the broker-dealer in connection with the transaction;
•	Current quotation prices and other relevant market data; and o Monthly account statements reflecting the fair market value of the securities.

        These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors and executive officers will continue to exert significant control over our future direction, which could reduce the sale value of our company.

        Members of our Board of Directors and our executive officers own 68.86% of our outstanding common stock. Accordingly, these stockholders, if they act together, will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

        We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of additional preferred stock. This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

        Our Articles of Incorporation authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock, of which no shares have been issued. Our preferred stock is issuable in one or more series and our Board of Directors has the power to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of this “blank check” preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the “Risk Factors” section above and throughout this prospectus. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders. Any proceeds from the exercise of warrants will be added to our working capital.

SELECTED FINANCIAL DATA

Statement of Operations Data

	Year Ended July 31, 2008	Year Ended July 31, 2007
Revenue	$0	$222
Loss from operations	$863,069	$374,841
Net loss	$854,046	$373,926
Net loss per share of common stock	$0.13	$0.09

Balance Sheet Data

As of July 31, 2008

Total assets	$1,103,409
Total liabilities	$16,562
Working capital	$1,035,542
Stockholders' equity	$1,086,847

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Cautionary Statement Regarding Forward-Looking Statements

        We and our representatives may from time to time make written or oral forward-looking statements, including statements included in or incorporated by reference into this prospectus and other filings made with the Securities and Exchange Commission. These forward-looking statements are based on management’s views and assumptions and involve risks, uncertainties and other important factors, some of which may be beyond our control, that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, in this prospectus. Readers should carefully review the risks described in this and other documents that we may file from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date that they are made, however, we are obligated in certain circumstances to update or revise the disclosures in this prospectus in accordance with Federal securities laws.

Overview of the Business

        Sitesearch Corporation was incorporated in the State of Nevada on August 21, 2006.

        Since April 2007, we have operated an online community that combines various emerging Internet business models: Social bookmarking, social networking, original user generated content and other services, all under our Sitesearch brand. We continue to develop new services and technologies.

Results of Operations

Year ended July 31, 2008 compared to the period from August 21, 2006 (inception) through July 31, 2007

        Our results of operations for the year ended July 31, 2008 were characterized by expenses that significantly exceeded revenues during the periods. We reported a net loss of $854,046 for the year ended July 31, 2008, compared to a net loss of $373,926 for the period August 21, 2006 through July 31, 2007.

        During the year ended July 31, 2008, we focused on organizing our online community in conjunction with our Mexican subsidiary, Software de Sonora, S.A. de C.V., capital raising, and the development of our services and technologies. At July 31, 2008, we had 15 employees. During 2007 we were principally engaged in capital raising, developing our services and launching our online community.

Revenue

        We did not generate any revenue during 2008 related to our online community. In order to generate revenue under our business model, we must continue to development and market our online community and begin to monetize our web traffic. Gross and net revenue were $0 in 2008, and $222, in 2007. During 2007, revenue was derived from pay per click advertising.

Operating Expenses

        Selling, General and Administrative Expenses. Our selling, general and administrative expenses increased to $853,904 in 2008 from $371,976 in 2007. This increase is attributable to personnel expenses of $476,488 (56% of SG&A) in 2008 vs. $227,485 (61% of SG&A) in 2007, including executive and stock based compensation. Without executive and stock based compensation, personnel expenses were $284,898 in 2008 compared to $56,166 in 2007. Professional fee expenses, including legal and accounting, increased to $110,311 in 2008 from $54,017 in 2007, including stock based compensation. Legal and accounting fees in 2008 were $59,110 compared to $8,703 in 2007, excluding stock based compensation.

Liquidity and Capital Resources

        As of July 31, 2008, we had working capital of $1,035,542, comprised of current assets of $1,052,104 and current liabilities of $16,562. We expect our working capital balance to fluctuate significantly as we develop our business.

        All of our capital resources to date have been provided exclusively through the sale of equity securities. From our inception through our fiscal year ended July 31, 2008, we received cash proceeds of $1,877,749 from the sale of our common stock. From our inception through October 1, 2008, we received cash proceeds of $2,107,749 from the sale of our common stock.

        We expect to need additional funding to achieve our business development goals. Our ability to continue as a going concern is contingent upon our ability to obtain capital through the sale of equity or issuance of debt, and ultimately attaining profitable operations. There is no assurance that we will be able to successfully complete these activities.

        The report of our registered independent public accountants on our financial statements at July 31, 2008 contains a qualification about our ability to continue as a going concern. This qualification is based on our lack of operating history and negative operating cash flows, among other things.

Development Stage Company

        We are considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises”. We have devoted substantially all of our efforts to business planning and development. Additionally, we have allocated a substantial portion of our time and investment to bringing our product to the market, and to raising capital.

Use of Estimates

        Preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of the valuation allowance relating to deferred tax assets and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

        For financial statement presentation purposes, we consider short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

        We maintain cash and cash equivalent balances at financial institutions that are insured by the Federal Deposit Insurance Corporation up to $100,000. Deposits with banks in other countries are not insured. Deposits with these banks may exceed the amount of insurance provided on such deposits.

Contingencies

        We are not currently a party to any pending or threatened legal proceedings. Based on information currently available, management is not aware of any matters that would have a material adverse effect on our financial condition, results of operations or cash flows.

Fair Value of Financial Instruments

        The carrying amounts of our financial instruments, including cash and cash equivalents, taxes receivable, accounts payable, and taxes payable approximate their fair values based on their short-term nature.

Foreign Currency Translation

        Our Sonora, Mexico business unit subsidiary operates outside the United States with the Mexican Peso serving as its functional currency. The functional currency is translated into U.S. dollars for balance sheet accounts using the period end rates in effect as of the balance sheet date and the average exchange rate for revenue and expense accounts for each respective period. The translation adjustments are treated as a separate component of stockholders’ equity, within other comprehensive loss, net of tax where applicable. Gains or losses resulting from transactions denominated in currencies other than our functional currency are included in selling, general and administrative expenses within the statements of operations.

Income Taxes

        We have adopted the provisions of SFAS No. 109, “Accounting for Income Taxes” which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  A valuation allowance is provided for those deferred tax assets for which the related benefits will likely not be realized.

Stock Based Compensation

        We follow the provisions of SFAS No. 123R, “Share-Based Payment.” SFAS 123R requires recognition in the financial statements of the cost of employee services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS 123R also requires measurement of the cost of employee services received in exchange for an equity award based upon the grant-date fair value of the award. We account for non-employee share-based awards in accordance with EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquisition, or in Conjunction with Selling Goods or Services.”

Loss per Common Share

        Loss per common share has been computed using the weighted average number of common shares outstanding during each period. Except where the result would be anti-dilutive, diluted earnings per share has been computed on an ‘as if converted’ basis assuming the exercise of any stock warrants or options.

Recent Accounting Pronouncements

        In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value (the Fair Value Option). Election of the Fair Value Option is made on an instrument-by-instrument basis and is irrevocable. At the adoption date, unrealized gains and losses on financial assets and liabilities for which the Fair Value Option has been elected would be reported as a cumulative adjustment to beginning retained earnings. If the Company elects the Fair Value Option for certain financial assets and liabilities, the Company will report unrealized gains and losses due to changes in fair value in earnings at each subsequent reporting date. The provisions of SFAS 159 are effective January 1, 2008. We do not expect the adoption of this pronouncement to have an immediate impact our or operating results, financial position or cash flows.

        In September of 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 establishes a framework for measuring fair value under generally accepted accounting procedures and expands disclosures on fair value measurements. This statement applies under previously established valuation pronouncements and does not require the changing of any fair value measurements, though it may cause some valuation procedures to change. Under SFAS No. 157, fair value is established by the price that would be received to sell the item or the amount to be paid to transfer the liability of the asset as opposed to the price to be paid for the asset or received to transfer the liability. Further, it defines fair value as a market specific valuation as opposed to an entity specific valuation, though the statement does recognize that there may be instances when the low amount of market activity for a particular item or liability may challenge an entity’s ability to establish a market amount. In the instances that the item is restricted, this pronouncement states that the owner of the asset or liability should take into consideration what affects the restriction would have if viewed from the perspective of the buyer or assumer of the liability. This statement is effective for all assets valued in financial statements for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS No. 157 to have a significant impact on our financial position or results of operations.

        In July 2006, the FASB issued FASB Interpretation No. 48 “Accounting for Uncertain Tax Positions” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109 “Accounting for Income Taxes”. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a significant impact on our financial position or results of operations.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”) and No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 141(R) and SFAS No. 160 are products of a joint project between the FASB and the International Accounting Standards Board.  The revised standards continue the movement toward the greater use of fair values in financial reporting. SFAS No. 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. These changes include the expensing of acquisition related costs and restructuring costs when incurred, the recognition of all assets, liabilities and noncontrolling interests at fair value during a step-acquisition, and the recognition of contingent consideration as of the acquisition date if it is more likely than not to be incurred.  SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity.  SFAS No. 141(R) and SFAS No. 160 are effective for both public and private companies for fiscal years beginning on or after December 15, 2008 (October 1, 2009 for the Company). SFAS No. 141(R) will be applied prospectively. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. Early adoption is prohibited for both standards.  The Company does not believe this pronouncement will impact its financial statements.

BUSINESS

Introduction

        We have launched and continue to develop a proprietary online community and virtual world that combines various emerging Internet business models: Social bookmarking, social networking, original user generated content, and other services, all under our Sitesearch brand. Sitesearch users organize, share, and rank web links, interact with each other through online social networking and are able to create, post, and collaboratively edit online data and documents. Since our users are able to discover, dynamically organize and rank content using non-standard methods and technologies, we offer an alternative to standard search engines for organizing online information.

Our Services

Social Bookmarking.

        Social bookmarking is a method for Internet users to store, organize, search and manage bookmarks of web pages on the Internet with the help of metadata (data about data).

        In our social bookmarking system, users save links to web pages that they want to remember and share. These bookmarks are usually public, and can be saved privately, so as to be shared only with specified people or groups or shared only inside the website. The allowed people or groups can usually view these bookmarks chronologically, by category or tags, or via a search engine.

        We encourage users to organize their bookmarks with informal tags instead of the standard browser-based system of folders, although we feature categories/folders or a combination of folders and tags. They also enable viewing bookmarks associated with a chosen tag, and include information about the number of users who have bookmarked them.

        We have added extra features such as ratings and comments on bookmarks, the ability to import and export bookmarks from browsers, emailing of bookmarks, web annotation, and groups or other social network features.

Recover vs. Discover

        Standard search engines fall into the “recover” model. For example, if users want to find recipes for making bread, they know that a search engine will recover a list of results in an order determined by a proprietary algorithm. We may also recover a list of recipes but that list will have been created by its users. Further, users may “discover” other sites of interest. These sites may or may not even be related to the original area of interest. This is not unlike reading a newspaper article and noticing another article of interest nearby. Each posting can be voted on by other Sitesearchers and the more votes a post receives, the higher it is displayed. Thus the users decide which sites are relevant. Many users come to us simply to discover what others deem to be of interest.

Online Social Networking

        Online social networking is rapidly growing and evolving to include a broad spectrum of websites and online services. From a category that attracted a relatively small number of users a few years ago, during September 2007, social networking websites attracted approximately 488.5 million unique visitors worldwide and an average of 165.6 million daily visitors according to comScore MediaMetrix, an Internet industry research company.

        People have a fundamental drive to connect with others, be part of a community, express themselves and maintain personal relationships. Core, life-long relationships are often based on enduring affiliations related to shared experiences such as family, school, workplace or military service. People seek to foster these relationships as well as other meaningful affiliations, such as those based on common interests, hobbies and trends.

        As a online community, we seek to fulfill a number of different needs, allowing users of our social network to find and connect with individuals from their past and interact with new people based on shared interests, goals or other criteria. Many social networking services provide users with tools that enable individuals to identify, build and maintain personal networks from their relevant affiliations. Users of social networking services may interact and communicate through email as well as through a variety of other online forums, including instant messaging, blogging, the posting of pictures and videos, voice chat and discussion groups. Many advertisers, recognizing that consumers are spending an increasing amount of time online, view social networking websites as an attractive marketing medium for their products and services.

User Generated Content

        The advent of user generated content marks a shift among some media organizations from creating on-line content to creating the facilities and framework for non-media professionals (i.e., “ordinary people”) to publish their own content in prominent places.

        User generated content has also been characterized as ‘Conversational Media’, as opposed to ‘Packaged Goods Media’ (that is, standard media). The former is a two-way process in contrast to the one-way distribution of the latter. Conversational or two-way media is a key characteristic of so-called Web 2.0 which encourages the publishing of one’s own content and commenting on other people’s content.

        We offer a venue for original content articles. These articles may contain historical factual information, links to newspaper articles, radio programming, television shows and online sources. We give our community another venue for their own original content.

        The notion of the passive audience therefore has shifted and an ever-growing number of participatory users are taking advantage of the interactive opportunities on the Internet to create collaborative original content. Grassroots experimentation has generated an innovation in sounds, artists, techniques and associations with audiences which then are being used in mainstream media. The active, participatory and creative audience is prevailing today with relatively accessible media, tools and applications, and its culture is in turn impacting mass media corporations and global audiences.

Other Services

        We are actively developing new services, such as user generated reviews, comparison shopping, and a proprietary online directory, to compete in the fast changing online environment.

Monetization

        We intend to seek providers of pay-per-click monetization solutions so that we will be able to generate revenue by virtue of clicks on paid links from our website. We expect to choose a new provider of monetization solutions in the first quarter of 2009. Rules, regulations, and program policies designed by providers of pay-per-click monetization solutions are often strict and subject to a significant approval process before we will be allowed to use such products and services. There can be no assurance we will meet the criteria of, or be accepted into any program offered by a provider of pay-per-click monetization solutions.

Our Business Strategy

        Our objective is to continue to grow our online social media services and our users. Key elements of our business strategy include the following:

•	Enhance member experience and engagement on our website. We intend to increase and improve our various service offerings through further development of our proprietary social networking, social bookmarking and user generated content platforms.
•	Expand our user base. We intend to increase awareness of our brand and increase our traffic through online marketing.
•	Increase monetization of our website. We intend to increase advertising revenue by enhancing the value of our services to our users and growing our user traffic virally.
•	Pursue strategic acquisitions and expansion opportunities. We intend to actively identify and assess a variety of strategic businesses, services and technologies that we believe may provide us with the opportunity to leverage our assets and core competencies, and we plan to continue to evaluate opportunities to expand internationally.

Marketing and Distribution

        Our primary method of deriving traffic is through viral growth. Viral growth refers to techniques that use preexisting social networks, blogs and message boards to produce increases in traffic, through self-replicating viral processes. It can be word-of-mouth delivered or enhanced by the network effects of the Internet. Viral growth is a phenomenon that facilitates and encourages people to pass along messages voluntarily. Viral promotions may take the form of video clips, interactive games, website links, images, email or text messages.

Competition

        The market for our services is highly competitive, and we expect competition to significantly increase in the future. Our social networking services compete with a wide variety of social networking websites, including popular social networking websites such as MySpace and Facebook; a number of social bookmarking sites, including Digg, StumbleUpon, Technorati and del.icio.us. As a result of the growth of the social media market and minimal barriers to entry, a number of companies are attempting to enter our market, either directly or indirectly, some of which may become significant competitors in the future. In addition, many existing social media sites, as well as standard web portals and search engines are broadening their offerings to compete with social communities such as ours. As we broaden our services and evolve into a service used for meeting new people with similar interests or affiliations, we may compete with the increasing number of social networking websites for special niches and areas of interest.

        Some of our competitors have longer operating histories, greater name and brand recognition, larger user bases, significantly greater financial, technical, sales and marketing resources, and engage in more extensive research and development than we do. Some of our competitors also have lower customer acquisition costs than we do and offer a wider variety of services. If our competitors are more successful than we are in attracting users, our ability to maintain a large and growing user base will be adversely affected. Some of our social networking competitors have more compelling websites with more extensive user generated content that also offer their services free to their users. If our social media services are not as compelling and we do not stay current with evolving consumer trends, we may not succeed in maintaining or increasing our traffic.

Trademark License Agreements

        In April 2007 and March 2008 we entered into trademark license agreements (the “Agreements”) with inter123 Corporation, a company owned and controlled by Jeffrey S. Peterson, one of our founders and currently the Chairman of our Board of Directors, pursuant to which it granted to us an exclusive, perpetual, non-royalty bearing, non-sublicensable and non-transferable license to use certain of the Sitesearch marks as registered with the U.S. Patent and Trademark Office. Mr. Peterson is the original registrant of the sitesearch.com internet domain name, which he has continuously owned or controlled since August of 1997.

        inter123 has the right to terminate our use of the trademarks under certain conditions, including if we breach the Agreements, are involved in litigation concerning the trademarks, file for bankruptcy or become insolvent.

Employees

        At September 30, 2008, we had 20 employees, 16 of which were located in Mexico. None of our employees are represented by a labor union or are party to a collective bargaining agreement, and we consider our relationships with our employees to be good.

Facilities

        We lease approximately 1,400 square feet of office space in Phoenix, Arizona for our corporate headquarters. We lease an additional 3,000 square feet of office space for our software engineering and technical development operations subsidiary based in the Mexican State of Sonora. We believe that our existing facilities are adequate to meet our current requirements and that suitable additional or substitute space will be available as needed to accommodate any physical expansion of our corporate and operations facilities.

MANAGEMENT

Executive Officers and Directors

        The names, ages and positions of our directors and executive officers are as follows:

Name	Age	Position	Officer/Director Since
Jeffrey S. Peterson	36	Chairman of the Board of Directors and co-founder	April 2008

James S. Dixon	53	Chief Executive Officer, President, Director, and co-founder	August 2006

Humberto Garcia Borbon	56	Chief Financial Officer	January 2008

Bambi Francisco	41	Director	April 2008

Cesar Sanvicente	28	Director	April 2008

Brian L. Lu	27	Director	April 2008

        The principal occupations for at least the past five years of each of our directors and executive officers are as follows:

        Jeffrey S. Peterson joined us as a co-founder in November 2006 and has been the Chairman of our Board of Directors since April of 2008. Mr. Peterson founded Quepasa Corporation, a NASDAQ listed bi-lingual Internet property widely regarded in history as the first online community focused specifically on U.S. Hispanic Internet users, and served as Chairman and Chief Executive Officer of Quepasa during two terms, from April 2002 to March 2006 and from May 1998 to June 1999. He also served as Chief Technology Officer of Quepasa during certain periods from March 2006 to November 2006 and from July 1997 until May 1998 . Mr. Peterson is an experienced technology entrepreneur and software engineer, who has been involved in the programming and operations of computers and digital communications since the late 1970‘s. Mr. Peterson has received national and international recognition for his accomplishments in the technology sector and currently serves on the board of directors of several privately-held technology related companies in both the United States and Latin America. Mr. Peterson is the Chairman and CEO of inter123 Corporation, a Nevada Corporation focused on making venture capital investments in technology companies. Mr. Peterson is a director of Vator, Inc., a company controlled by Ms. Francisco, a member of our Board of Directors.

        James S. Dixon co-founded our company in August 2006, served as our President since our inception, and served as our CEO from September 2006 to March of 2008 and October 2008 to Present. From September 2004 to September 2006, Mr. Dixon managed his personal investments. Mr. Dixon served as Vice President of Quepasa Corporation; a NASDAQ listed bi-lingual Internet property from August 2002 to September 2004. From August 1994 to August 2002 Mr. Dixon served as Vice President of a FINRA member brokerage firm. Mr. Dixon earned his B.S. degree from the University of New Mexico.

        Humberto Garcia Borbon was appointed as our Chief Financial Officer in January 2008. He has been the managing partner of Garcia, Gutiérrez Garagorri y Asociados, S.C. a Sonora, Mexico-based accounting firm since August 2001 where he serves as an internal and external auditor for foreign companies. From 1993 to August 2001, he was the managing partner of Garcia Borbon y Asociados, S.C. an affiliate member of accounting firm Deloitte Touche Tohmatsu. Mr. Garcia graduated from National Autonomus University of México (UNAM) in Mexico City.

        Bambi Francisco is an award winning journalist covering national Internet and technology trends. From March 2007 to present she has served as the Chief Executive Officer of Vator, Inc. From 1999 to 2007, she served as a columnist and correspondent for CBS/Dow Jones MarketWatch where she followed Internet trends and investments. From 1995 to 1999, she was a producer at CNN’s financial news network, CNNfn. Ms. Francisco received a BA in Economics from New York University.

        Cesar R. Sanvicente graduated with a degree in Software Engineering from the Institute of Technology (ITH) in Sonora Mexico in 2001. From August 2002 to April 2007 he served as Chief Technology Officer of Quepasa.com de Mexico SA de CV, a wholly owned Mexican subsidiary of Quepasa Corporation. He joined Sitesearch Corporation as Chief Technology Officer in April of 2007.

        Brian L. Lu is the chairman and co-founder of Interactive Imagination Incorporated, a Hong Kong-registered holding company with three subsidiaries that focus on telecom technologies: SiimTech Global Corporation, SlingShot Technologies and BraveSoldier Ventures (Asia) Limited, a Venture Capital firm. Mr. Lu serves on the Board of Directors of UGB Asia: the sister company of UGOBE Incorporated which acts as the representative for UGOBE in Asian region. From 2002 to 2005, Mr. Lu was a member of the Board of Directors of Quepasa Corporation. He is the eldest son of Hong Liang Lu, founder of UTStarcom, (Nasdaq: UTSI). Mr. Lu has a degree in International Studies from the University of California, Irvine.

        All directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified. Our officers are elected by and serve at the discretion of the Board of Directors. We do not have any committees of the Board of Directors. Our officers are elected by our Board of Directors.

Executive Compensation

        We do not have employment agreements with any of our executive officers. We currently pay Messrs. Dixon and Garcia annual salaries of $120,000 and $36,000, respectively. No other executive officer receives an annual salary in excess of $100,000. We do not have key person life insurance on the lives of any of our executive officers.

Director Compensation

        Our non-employee directors do not currently receive compensation for their services as directors although they are provided reimbursement for out-of-pocket expenses incurred in attending Board meetings. We may pay cash and stock-based compensation to our directors in the future.

Summary Compensation

        Since our inception in August 2006, no officer or director other than Mr. Dixon has received annual compensation in excess of $100,000, and only Mr. Dixon currently receives annual compensation in excess of that amount annually.

Equity Incentive Plan

        We intend to adopt an equity incentive plan, which we refer to as our Plan, which will provide for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, together with the grant of bonus stock and stock appreciation rights, at the discretion of our Board of Directors. Incentive stock options are issuable only to our eligible officers, directors and key employees. Non-statutory stock options are issuable only to our non-employee directors and consultants. We have not determined the aggregate maximum number of shares of common stock or appreciation rights that may be issued under the Plan. The Plan will be administered by our full Board of Directors. Under the Plan, the Board will determine which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

        With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant. The option price for non-statutory options will be established by the Board and may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

        No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options may be exercised only if the option holder remains continuously associated with us from the date of grant to the date of exercise, unless extended under the Plan grant. Options under the Plan must be granted within ten years from the effective date of the Plan and the exercise date of an option cannot be later than five years from the date of grant. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us become available once again for issuance. Shares issued upon exercise of an option rank equally with other shares then outstanding.

Liability and Indemnification of Officers and Directors

        Our Articles of Incorporation provide that liability of directors to us for monetary damages is eliminated to the full extent provided by Nevada law. Under Nevada law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Nevada law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

        The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above. This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

        Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

        As of the date of this prospectus, there are 8,049,677 shares of common stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this prospectus by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable. The address of our executive officers and directors is in care of us at 2600 N. 44th Street, Suite 214, Phoenix, AZ 85008-1565.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned

inter123 Corporation (1)	3,120,000	38.76%

James Dixon	2,080,000	25.84%

Humberto Garcia Borbon, CFO (2)	120,000	1.47%

Cesar Sanvicente, CTO, Director	200,000	2.48%

Bambi Francisco, Director	25,000	0.31%

Brian Lu, Director	0	0%

All executive officers and directors
as a group (6 persons)	5,545,000	68.86%

(1)	Jeffrey Peterson is the Chief Executive Officer of inter123 Corporation.

(2)	Comprised of currently exerciseable stock options exerciseable at $1.00 per share.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

        We have outstanding 8,049,677 shares of common stock. We are registering by this prospectus an aggregate of 1,359,000 shares of common stock and 1,463,901 shares of common stock underlying warrants, which we issued to (i) 24 accredited investors between May and November 2007 for cash, (ii) 20 accredited investors between May and September 2008 for cash, and (iii) 15 individuals for consulting services or under employment agreements. The following table sets forth the names of the selling stockholders, the number of shares of our common stock and warrants held by each selling stockholder and certain other information. The selling stockholders listed below are offering for sale all shares listed following their names. None of the selling stockholders is required to sell any of their shares at any time.

        The shares may be offered from time to time by the selling stockholders. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

        None of our selling stockholders except Mr. Sanvincente are officers, directors or 10% or greater stockholders. None of our selling stockholders are broker-dealers or affiliates of broker-dealers, and none of the selling stockholders has or had any material relationship with us.

Name of Stockholder	Shares of Common Stock Owned	Percentage of Outstanding Common Stock Owned	Shares of Common Stock Offered for Sale	Shares of Common Stock Underlying Warrants Offered for Sale	Percentage of Common Stock Owned After Sale
Norma Asis Arana Caro	50,000	*	0	50,000	*
Luis Carlos Ross Guerrero	25,000	*	0	0	*
Luis Ramirez	50,000	*	0	50,000	*
Cesar Sanvicente	200,000	2.48%	0	150,000	2.48%
Orlando Briceño Gómez	9,000	*	0	15,000	*
Emmanuel Horacio Gortárez Castro	10,000	*	0	150,000	*
Mitchell D. Pierce	190,000	2.36%	0	100,000	2.36%
Jerry L. Williams	14,000	*	0	10,000	*
Philip A. Robbins & Carolyn C. Robbins Trust	33,334	*	0	17,500	*
Gerald Alston IRA	75,000	*	0	40,000	*
Clinton Brown	50,000	*	0	25,000	*
Patricia Lee Refo & Donald W. Bivens	26,666	*	0	14,000	*
AMN Investments, Ltd., Gary Agron, General Partner	66,667	*	0	35,000	*
Jorge Rubio Gutiérrez	10,000	*	0	100,000	*
Julio César Cantú Félix	5,000	*	0	15,000	*
Lloyd & Judy Farber Trust	13,334	*	0	7,000	*
Mitchell E. Pullman Living Trust	133,334	1.66%	0	70,000	1.66%
Gregory S. Pullman	26,667	*	0	14,000	*
Leonard J. Weinberg & Jeanne M. Weinberg	13,334	*	0	7,000	*
Kelly Osterhout	50,000	*	0	25,000	*
Arnie Kuenn	25,000	*	0	0	*

Name of Stockholder	Shares of Common Stock Owned	Percentage of Outstanding Common Stock Owned	Shares of Common Stock Offered for Sale	Shares of Common Stock Underlying Warrants Offered for Sale	Percentage of Common Stock Owned After Sale
Scott Case	13,334	*	0	7,000	*
Studio 301 LLC, Donald Pullman	66,667	*	0	35,000	*
Theofanis Filippopoulos & Vasilios Filippopoulos	66,001	*	0	34,651	*
Beatriz Murillo Palafox	5,000	*	0	15,000	*
Amy Wang	5,000	*	0	20,000	*
Alfred W. & Martha Maynard	13,334	*	0	7,000	*
Margarita Vega	5,000	*	0	15,000	*
Mayitza Cota Medellín	5,000	*	0	15,000	*
Jorge de los Santos	6,667	*	0	3,500	*
Dennis E. & Lambie A. Bullock	13,334	*	0	7,000	*
Theodore Ende	13,334	*	0	7,000	*
Mario E. Diaz	13,334	*	0	7,000	*
Jesus Manuel Tarango & Anita V. Tarango	6,667	*	0	3,500	*
Andrew Nava & Bettina Nava	13,334	*	0	7,000	*
Max Fose	13,334	*	0	7,000	*
David N. Colby	13,334	*	0	7,000	*
Gregory E. Torrez	6,667	*	0	3,500	*
Francisco Javier Barreto Alatorre	5,000	*	0	15,000	*
Sal J. Rivera	6,667	*	0	3,500	*
Gary Agron	73,333	*	0	0	*
Bambi Francisco	25,000	*	0	0	*
Viola E. Johnston Trust 9-28-05	50,000	*	50,000	12,500	*
Jose Coppel Luken	300,000	3.73%	300,000	75,000	*
Ignacio Escalante	25,000	*	25,000	6,250	*
Ricardo Mazon Lizarraga	150,000	1.86%	150,000	37,500	*
Raymundo Garcia de Leon	100,000	1.24%	100,000	25,000	*
Joaquin Gonzalez Gastelum	0	*	0	10,000	*
Oscar Lopez	30,000	*	30,000	7,500	*
Octavio Sanchez Montano	10,000	*	10,000	2,500	*
Rogelio Villanueva Villanueva	25,000	*	25,000	6,250	*
Daniel Hidalgo Hurtado	35,000	*	35,000	8,750	*
Francisco Diaz Brown Olea	100,000	1.24%	100,000	25,000	*
Jorge Laborin Gomez	25,000	*	25,000	6,250	*
Marco A. Gonzalez	29,000	*	29,000	7,250	*
Francisco Javier R. Bours Castelo	50,000	*	50,000	12,500	*
Ricardo Robinson Bours Castelo	50,000	*	50,000	12,500	*
Arturo Bours Griffith	50,000	*	50,000	12,500	*
Jose Gerardo Robinson Bours	50,000	*	50,000	12,500	*
Mario Javier Robinson Bours Almada	50,000	*	50,000	12,500	*
Antonio Dabdoub Escobar	80,000	*	80,000	20,000	*
Nikita D. Kyriakis	100,000	1.24%	100,000	25,000	*
Ramon J. Bringas	50,000	*	50,000	12,500	*
Luis Borbon	25,000	*		0	*
	8,049,677	100.00%	1,359,000	1,463,901

* Less than 1%

        In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

        Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

        The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

                 We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

        Mr. Peterson gratuitously paid monthly lease payments on our behalf for our corporate office from November 2006 to November 2007. Total payments amounted to $21,751.32.

        In February 2007, Mr. Peterson contributed $9,750 of fixed assets to us and $1,975 of office supplies.

        In April 2007 and March 2008, we entered into Trademark License Agreements with inter123 Corporation, which is owned and controlled by Mr. Peterson. See “Business – Trademark License Agreements.”

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

        Currently, there are 8,049,677 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

        We are authorized to issue 5,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. No shares of preferred stock have been issued.

Common Stock Purchase Warrants and Stock Options

        We have outstanding Common Stock purchase warrants and stock options to purchase up to 1,463,901 shares of our Common Stock at $2.25 per share at any time until December 1, 2017.

Dividends

        We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

        Transhare of Greenwood Village, Colorado, is our transfer agent and warrant agent.

SHARES ELIGIBLE FOR FUTURE SALE

        We have 8,049,677 shares of common stock outstanding, of which 1,359,000 shares of common stock are being registered hereby. The remaining 6,690,677 shares are restricted shares but are eligible for sale at any time under Rule 144 promulgated under the Securities Act of 1933, as amended.

        In general, under Rule 144 as modified on February 15, 2008, a person who owns shares that were purchased from us, or any affiliate, at least six months previously and who is not an officer, director or 10% or greater stockholder of our company (a “non-affiliate”), is entitled to sell all or any portion of such shares under Rule 144 so long as we have filed all required SEC reports and continue to do so while the shares are offered for sale. After one year from purchase, the shares may be sold by a non-affiliate regardless of whether we have filed all required SEC reports. Our affiliates may also sell their shares under Rule 144 after they have been held for six months or more in an amount not to exceed:

•	1% of the then outstanding shares of our common stock; or
•	The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

        Our audited financial statements included in this prospectus for the period ended July 31, 2008, have been included in reliance on the report of Malone & Bailey, P.C., an independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado. Mr. Agron owns 140,000 shares of our common stock and 35,000 warrants.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We are also required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

SITESEARCH CORPORATION
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Sitesearch Corporation
(A development stage company)
Phoenix, AZ 85008

We have audited the accompanying consolidated balance sheet of Sitesearch Corporation as of July 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended July 31, 2008 and for the period from August 21, 2006 (inception) through July 31, 2007 and July 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sitesearch Corporation as of July 31, 2008 and 2007, and the results of operations and cash flows for the periods described above, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Sitesearch Corporation will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered losses from operations and has an accumulated deficit, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Malone & Bailey, PC

www. malone-bailey.com
Houston, Texas
October 30, 2008

SITESEARCH CORPORATION
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET

	July 31, 2008	July 31, 2007
ASSETS
Cash and cash equivalents	$1,025,558	$341,256
Interest receivable	184	831
Taxes receivable	26,362	9,734

Total current assets	1,052,104	351,821

Fixed assets (net of accumulated
depreciation of $12,252 and $3,087)	35,116	30,535
Deposits	16,189	14,762

TOTAL ASSETS	$1,103,409	$397,118

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable	$8,841	$1,414
Accrued payroll	3,276	—
Taxes payable	4,445	3,948

Total current liabilities	16,562	5,362

Total liabilities	16,562	5,362

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value,
5,000,000 shares authorized;
no shares issued or outstanding	—	—
Common stock, $0.001 par value;
50,000,000 shares authorized;
7,794,677 and 6,161,335 shares
issued and outstanding	7,795	6,161
Additional paid-in capital	2,303,888	758,810
Accumulated other comprehensive loss	3,136	711
Accumulated deficit	(1,227,972)	(373,926)

Total stockholders' equity	1,086,847	391,756

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,103,409	$397,118

See accompanying notes to financial statements.

SITESEARCH CORPORATION
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

	Year ended July 31,		Inception through
	2008	2007	July 31, 2008
REVENUES	$—	$222	$222

OPERATING EXPENSES
Selling, general and administrative	853,904	371,976	1,225,880
Amortization and depreciation	9,165	3,087	12,252

Total costs and expenses	863,069	375,063	1,238,132

OPERATING (LOSS)	(863,069)	(374,841)	(1,237,910)

OTHER INCOME (EXPENSE)
Other income	916	303	1,219
Interest income	8,107	612	8,719

Total other income	9,023	915	9,938

NET LOSS BEFORE
PROVISION FOR INCOME TAXES	(854,046)	(373,926)	(1,227,972)
Provision for income taxes	—	—	—

NET LOSS APPLICABLE TO COMMON SHARES	(854,046)	(373,926)	(1,227,972)

Foreign currency translation adjustments	2,425	711	3,136

Comprehensive loss	$(851,621)	$(373,215)	$(1,224,836)

NET LOSS PER COMMON SHARE - BASIC & DILUTED:
NET LOSS PER COMMON SHARE	$(0.13)	$(0.09)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC & DILUTED	6,700,358	4,310,225

See accompanying notes to financial statements.

SITESEARCH CORPORATION
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock			Retained Earnings	Accumulated Other
	Shares	Amount	Additional Paid in Capital	(Accumulated Deficit)	Comprehensive Loss	Total
Balance at August 21, 2006 (Inception)	—	$—	—	$—	$—	$—
Receipt of contributed capital	—	—	27,094	—	—	27,094
Issuance of common stock and warrants for cash	5,952,335	5,952	513,296	—	—	519,248
Issuance of common stock and warrants to
employees and consultants	209,000	209	218,420	—	—	218,629
Net loss	—	—	—	(373,926)	—	(373,926)
Foreign currency translation adjustments	—	—	—	—	711	711

Balance at July 31, 2007	6,161,335	$6,161	758,810	$(373,926)	$711	$391,756

Receipt of contributed capital	—	—	6,910	—	—	6,910
Issuance of common stock and warrants for cash	1,435,009	1,435	1,357,066	—	—	1,358,501
Issuance of common stock and warrants to
employees and consultants	198,000	198	152,650	—	—	152,848
Employee stock based compensation	—	—	28,452	—	—	28,452
Net loss	—	—	—	$(854,046)	$2,425	(851,621)
Foreign currency translation adjustments	—	—	—	—	—	—

Balance at July 31, 2008	7,794,677	$7,795	2,303,888	$(1,227,972)	$3,136	$1,086,847

See accompanying notes to financial statements.

SITESEARCH CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended July 31,		Inception through
	2008	2007	July 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(854,046)	$(373,926)	$(1,227,972)
Adjustments to reconcile net loss to net cash used
in operating activities
Shares and warrants issued to consultants and employees	152,848	218,629	371,477
Depreciation	9,165	3,087	12,252
Stock based compensation	28,452	—	28,452
Changes in assets and liabilities:
Taxes receivable	(16,628)	(9,734)	(26,362)
Interest receivable	647	(831)	(184)
Deposits	(1,286)	(14,762)	(16,048)
Accounts payable	7,427	1,414	8,841
Taxes payable and accrued payroll	3,633	3,948	7,581

Net cash used in operating activities	(669,788)	(172,175)	(841,963)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of fixed assets	(13,746)	(23,872)	(37,618)

Net cash used in investing activities	(13,746)	(23,872)	(37,618)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	1,358,501	519,248	1,877,749
Proceeds from contributed capital	6,910	17,344	24,254

Net cash provided by financing activities	1,365,411	536,592	1,902,003

Effect of exchange rate changes on cash and cash equivalents	2,425	711	3,136

NET INCREASE	684,302	341,256	1,025,558

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	341,256	—	0

CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,025,558	$341,256	$1,025,558

SUPPLEMENTAL SCHEDULE OF CASH PAID FOR:
Interest	$—	$—	$—

Income taxes	$—	$—	$—

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Receipt of fixed assets as contributed capital	$—	$9,750	$9,750

See accompanying notes to financial statements.

SITESEARCH CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – BACKGROUND AND BASIS OF PRESENTATION

Sitesearch (the “Company”) is a Nevada Corporation founded in August 2006. The Company launched and continues to develop a proprietary online community and virtual world that combines various emerging Internet business models: Social bookmarking, social networking, original user generated content, and other services, all under our Sitesearch brand. Sitesearch users organize, share, and rank web links, interact with each other through online social networking and are able to create, post, and collaboratively edit online data and documents. Since users are able to discover, dynamically organize and rank content using non-standard methods and technologies, the Company offers an alternative to standard search engines for organizing online information. The Company is headquartered in Phoenix, Arizona and has operations in Hermosillo, Sonora, Mexico.

NOTE 2 — GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company is in the development stage and has incurred losses from continuing operations and operational cash outflows since inception, and does not have historical revenues from continuing operations. All losses accumulated since the inception of business have been considered as part of development stage activities.

The Company’s ability to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities which is subject to, among other things, its future operating performance, as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may be beyond its control. If the Company fails to generate sufficient cash from operations, it will need to raise additional equity or borrow additional funds to achieve its objectives. There can be no assurance that the Company will generate sufficient revenues or that equity or borrowings will be available or, if available, will be at rates or prices acceptable to the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises”. The Company has devoted substantially all of its efforts to business planning and development. Additionally, the Company has allocated a substantial portion of its time and investment to bringing its product to the market, and to raising capital.

Use of Estimates

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of the valuation allowance relating to deferred tax assets and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

The Company maintains cash and cash equivalent balances at financial institutions that are insured by the Federal Deposit Insurance Corporation up to $100,000. Deposits with banks in other countries are not insured. Deposits with these banks may exceed the amount of insurance provided on such deposits.

Contingencies

The Company is not currently a party to any pending or threatened legal proceedings. Based on information currently available, management is not aware of any matters that would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, taxes receivable, accounts payable, and taxes payable approximate their fair values based on their short-term nature.

Foreign Currency Translation

The Company’s Software de Sonora subsidiary operates outside the United States with the Mexican Peso serving as its functional currency. The functional currency is translated into U.S. dollars for balance sheet accounts using the period end rates in effect as of the balance sheet date and the average exchange rate for revenue and expense accounts for each respective period. The translation adjustments are treated as a separate component of stockholders’ equity, within other comprehensive loss, net of tax where applicable. Gains or losses resulting from transactions denominated in currencies other than the Company’s functional currency are included in selling, general and administrative expenses within the statements of operations.

Income Taxes

The Company has adopted the provisions of SFAS No. 109, “Accounting for Income Taxes” which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  A valuation allowance is provided for those deferred tax assets for which the related benefits will likely not be realized.

Stock Based Compensation

We follow the provisions of SFAS No. 123R, “Share-Based Payment.” SFAS 123R requires recognition in the financial statements of the cost of employee services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS 123R also requires measurement of the cost of employee services received in exchange for an equity award based upon the grant-date fair value of the award. We account for non-employee share-based awards in accordance with EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquisition, or in Conjunction with Selling Goods or Services.”

Loss per Common Share

Loss per common share has been computed using the weighted average number of common shares outstanding during each period. Except where the result would be anti-dilutive to income from continuing operations, diluted earnings per share has been computed assuming the exercise of stock warrants. For the period from inception through July 31, 2007 and inception through July 31, 2008, the Company incurred a net loss. Accordingly, warrants to purchase an aggregate of 823,500 shares and 557,901 shares, respectively of the Company’s common stock were excluded in determining diluted loss per share as the effects are antidilutive.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48 “Accounting for Uncertain Tax Positions” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109 “Accounting for Income Taxes”. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a significant impact on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value.  SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007 with early adoption allowed.  The Company has not yet determined what impact, if any, that adopting this standard might have on its financial position and results of operations.

In September of 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 establishes a framework for measuring fair value under generally accepted accounting procedures and expands disclosures on fair value measurements. This statement applies under previously established valuation pronouncements and does not require the changing of any fair value measurements, though it may cause some valuation procedures to change. Under SFAS No. 157, fair value is established by the price that would be received to sell the item or the amount to be paid to transfer the liability of the asset as opposed to the price to be paid for the asset or received to transfer the liability. Further, it defines fair value as a market specific valuation as opposed to an entity specific valuation, though the statement does recognize that there may be instances when the low amount of market activity for a particular item or liability may challenge an entity’s ability to establish a market amount. In the instances that the item is restricted, this pronouncement states that the owner of the asset or liability should take into consideration what affects the restriction would have if viewed from the perspective of the buyer or assumer of the liability. This statement is effective for all assets valued in financial statements for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS No. 157 to have a significant impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”) and No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 141(R) and SFAS No. 160 are products of a joint project between the FASB and the International Accounting Standards Board.  The revised standards continue the movement toward the greater use of fair values in financial reporting. SFAS No. 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. These changes include the expensing of acquisition related costs and restructuring costs when incurred, the recognition of all assets, liabilities and noncontrolling interests at fair value during a step-acquisition, and the recognition of contingent consideration as of the acquisition date if it is more likely than not to be incurred.  SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity.  SFAS No. 141(R) and SFAS No. 160 are effective for both public and private companies for fiscal years beginning on or after December 15, 2008 (October 1, 2009 for the Company). SFAS No. 141(R) will be applied prospectively. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. Early adoption is prohibited for both standards.  The Company does not believe this pronouncement will impact its financial statements.

NOTE 4 – FIXED ASSETS

Balance sheet information is as follows:

	July 31, 2008	July 31, 2007

Furniture and fixtures	$3,350	$3,350
Office equipment	18,327	13,772
Coputer equipment	25,691	16,500

Total	47,368	33,622
Less: accumulated depreciation	(12,252)	(3,087)

Fixed assets, net	$35,116	$30,535

Fixed assets are depreciated using the straight-line over useful lives of between 3 and 5 years. Depreciation expense was $3,087 and $9,165 for the years ended July 31, 2007 and July 31, 2008, respectively.

NOTE 5 — STOCKHOLDERS’ EQUITY

The Company is authorized to issue to up 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. During 2007, capital of $600 was contributed to the Company by its founders. In February 2007, one of the founders contributed $9,750 worth of fixed assets to the Company which has been capitalized and is being depreciated (see Note 4) and $1,975 worth of office supplies. Additionally, this founder has been paying monthly lease payments for the Company’s corporate headquarters throughout the twelve month period ending November 15, 2007. Such amounts are reflected as contributed capital in the accompanying consolidated financial statements.

During the period ended July 31, 2007, the Company received proceeds of $519,248 from the sale of 5,952,335 shares of common stock to a small group of accredited investors. In connection with the issuance of stock, the Company also issued warrants to purchase an aggregate of 443,500 shares of their common stock, with an exercise price of $2.25 per share, exercisable for a period of ten years. All warrants are immediately exercisable. The Company allocated $13,640 of the proceeds to the warrants based on their relative fair value using the Black-Scholes pricing model with the following assumptions: Volatility – 73%; Expected life (years) – 5 years; Risk-free rate of return – 4.5%; Expected dividends – zero. Because the Company’s securities are not publicly traded, the volatility assumption utilized in the Black-Scholes pricing model was based upon the average volatility of the common stock of five comparable publicly traded companies. The amount of proceeds allocated to the warrants has been reflected as additional paid in capital in the accompanying consolidated financial statements.

During the period ended July 31, 2007, the Company also granted 209,000 shares to employees and consultants. The shares vested immediately and were valued based upon the price paid during 2007 by the accredited investors in the placements discussed above. The Company recorded a total of $131,837 of expense related to these shares. In connection with the issuance of stock, the Company also issued warrants to purchase an aggregate of 380,000 shares of its common stock, with an exercise price of $2.25 per share, exercisable for a period of ten years. All warrants are immediately exercisable. The aggregate fair value of the warrants equals $86,792 based on the Black-Scholes pricing model with the following assumptions: Volatility – 73%; Expected life (years) – 5 years; Risk-free rate of return – 4.5%; Expected dividends – zero. Because the Company’s securities are not publicly traded, the volatility assumption utilized in the Black-Scholes pricing model was based upon the average volatility of the common stock of five comparable publicly traded companies. Compensation expense and professional service fees of $171,319 and $47,310, respectively, have been recognized in the fiscal year ending July 31, 2007. The amount of proceeds allocated to the warrants has been reflected as additional paid in capital in the accompanying consolidated financial statements.

During the twelve months ended July 31, 2008, the Company received proceeds of $1,358,501 from the sale of 1,435,009 shares of common stock to a small group of accredited investors. In connection with the issuance of stock, the Company also issued warrants to purchase an aggregate of 452,901 shares of their common stock, with an exercise price of $2.25 per share, exercisable for a period of ten years. All warrants are immediately exercisable. The Company allocated $145,691 of the proceeds to the warrants based on their relative fair value using the Black-Scholes pricing model with the following assumptions: Volatility – 73%; Expected life (years) – 4.7 years; Risk-free rate of return – 4.0%; Expected dividends – zero. Because the Company’s securities are not publicly traded, the volatility assumption utilized in the Black-Scholes pricing model was based upon the average volatility of the common stock of five comparable publicly traded companies. The amount of proceeds allocated to the warrants has been reflected as additional paid in capital in the accompanying consolidated financial statements.

During the twelve months ended July 31, 2008, the Company also granted 198,333 shares to employees and consultants. The shares vested immediately and were valued based upon the price paid during 2008 by the accredited investors in the placements discussed above. The Company recorded a total of $125,108 of expense related to these shares. In connection with the issuance of stock, the Company also issued warrants to purchase an aggregate of 115,000 shares of their common stock, with an exercise price of $2.25 per share, exercisable for a period of ten years. All warrants are immediately exercisable. The aggregate fair value of the warrants equals $27,740 based on the Black-Scholes pricing model with the following assumptions: Volatility – 73%; Expected life (years) – 4.7 years; Risk-free rate of return – 4.0%; Expected dividends – zero. Because the Company’s securities are not publicly traded, the volatility assumption utilized in the Black-Scholes pricing model was based upon the average volatility of the common stock of five comparable publicly traded companies. Compensation expense and professional service fees of $68,138 and $84,710, respectively, have been recognized in the fiscal year ending July 31, 2008. The amount of proceeds allocated to the warrants has been reflected as additional paid in capital in the accompanying consolidated financial statements.

On February 1, 2008, the Company issued 120,000 stock options to its Chief Financial Officer. All options were issued with an exercise price of $1.00 and expire in four years (or earlier in the event of termination). The stock options vest and become exercisable in tranches of 15,000 shares every 90 days over a two year period from the date of grant. The fair value of this stock option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: Volatility – 73%; Expected life range of 2 to 3 years; Risk-free rate of return – 2.5%; Expected dividends – zero. Because the Company’s securities are not publicly traded, the volatility assumption utilized in the Black-Scholes pricing model was based upon the average volatility of the common stock of five comparable publicly traded companies. Stock based compensation expense of $28,452 was recognized related to these options in the twelve months ended July 31, 2008. At July 31, 2008, the Company had $26,269 of unrecognized stock compensation expense related to these options that will be recognized over the vesting period.

NOTE 6 — PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At July 31, 2008, the Company had accumulated deficits during the development stage of $1,227,972, available to offset future taxable income through 2020. The Company established valuation allowances equal to the full amount of the deferred tax assets attributable to these losses due to the uncertainty of their utilization in future periods.

The Company’s effective tax rate of 0% differs from federal and state statutory rates due to the effect of the valuation allowance that has been established for all deferred tax assets.

NOTE 7 – RELATED PARTY TRANSACTIONS

See Note 5 regarding receipt of cash and property from a related party as contributed capital.

In April 2007 and March 2008 we entered into trademark license agreements (the “Agreements”) with inter123 Corporation, a company owned and controlled by Jeffrey S. Peterson, one of our founders and currently the Chairman of our Board of Directors, pursuant to which it granted to us an exclusive, perpetual, non-royalty bearing, non-sublicensable and non-transferable license to use certain of the Sitesearch marks as registered with the U.S. Patent and Trademark Office. inter123 has the right to terminate our use of the trademarks under certain conditions, including if we breach the Agreements, are involved in litigation concerning the trademarks, file for bankruptcy or become insolvent.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases office space in Phoenix under a month-to-month operating lease with a 60 day termination notice period. The Company also leases office space in Mexico under a non-cancelable operating lease expiring in February 2009.

Future minimum lease payments under non-cancelable operating leases as of July 31, 2008:

Operating leases

Remainder of 2008	$12,363
2009	2,473
2010	—
2011	—
Thereafter	—

$14,836

Rent expense for the years ended July 31, 2007 and July 31, 2008 is $31,656 and $57,039, respectively. A rent deposit of $16,189 associated with the lease in Mexico has been included in other assets in the accompanying consolidated balance sheets.

NOTE 9 – SUBSEQUENT EVENTS

During August and September 2008, the Company received proceeds of $230,000 from the sale of 230,000 shares of common stock to a small group of accredited investors. In connection with the issuance of stock, the Company also issued warrants to purchase an aggregate of 57,500 shares of their common stock, with an exercise price of $2.25 per share, exercisable for a period of ten years. All warrants are immediately exercisable.

During August and September 2008, the Company granted 25,000 shares and 25,000 warrants to consultants with an exercise price of $2.25 per share, exercisable for a period of ten years. All warrants are immediately exercisable.

SITESEARCH CORPORATION

________ SHARES OF COMMON STOCK

        Until ______________, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

SEC Registration Fees	$183
Blue Sky Filing Fees	$2,000
Blue Sky Legal Fees	$3,000
Printing Expenses	$5,000
Legal Fees (2)	$0
Accounting Fees	$10,000
Transfer Agent Fees	$2,000
Miscellaneous Expenses	$1,000

Total	$23,083	(3)

(1)	All expenses, except the SEC registration fee, are estimated.
(2)	Our counsel received 73,333 shares of our common stock in exchange for his legal services in connection with this registration statement.
(3)	All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our Articles of Incorporation provide that liability of directors to us for monetary damages is eliminated to the full extent provided by Nevada law. Under Nevada law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Nevada law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

        The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above. This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

        Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

        In the last three years, we have issued the following unregistered securities:

        (i)        In October 2006 we issued 2,000,000 shares to James Dixon and 3,000,000 shares to inter123 Corporation, a Nevada Corporation controlled by Jeffrey S. Peterson, our Chairman and one of our founders, for $.001 per share. In January 2007 we issued an additional 120,000 shares to inter123 Corporation and 200,000 shares to Cesar Sanvicente for $.25 per share. In March 2007 we issued 80,000 shares to James S. Dixon all for $.25 per share.

        (ii)        Between May and November 2007, we issued the following shares of common stock and warrants exercisable at $2.25 per warrant, based upon a purchase price of $0.75 per share which included 0.525 warrants for each share purchased.

Name	Number of Shares Issued	Number of Warrants Issued

Mitchell D. Pierce	190,000	100,000
Jerry L. Williams	14,000	10,000
Philip A. Robbins &
Carolyn C. Robbins Trust	33,334	17,500
Gerald Alston IRA	75,000	40,000
Patricia Lee Refo & Donald W. Bivens	26,666	14,000
AMN Investments, Ltd.
Gary Agron Gen.Partner	66,667	35,000
Lloyd & Judy Farber Trust	13,334	7,000
Mitchell E. Pullman Living Trust	133,334	70,000
Gregory S. Pullman	26,667	14,000
Leonard J. Weinberg & Jeanne M. Weinberg	13,334	7,000
Scott Case	13,334	7,000
Studio301 LLC, Donald Pullman	66,667	35,000
Theofanis Filippopoulos &
Vasilios Filippopoulos	66,001	34,651
Alfred W. Maynard & Martha Maynard	13,334	7,000
Jorge de los Santos	6,667	3,500
Dennis E. Bullock & Lambie A. Bullock	13,334	7,000
Theodore Ende	13,334	7,000
Mario E. Diaz	13,334	7,000
Jesus Manuel Tarango & Anita V. Tarango	6,667	3,500
Andrew & Bettina Nava	13,334	7,000
Max Fose	13,334	7,000
David N. Colby	13,334	7,000
Gregory E. Torrez	6,667	3,500
Sal J. Rivera	6,667	3,500

        (iii)        Between January 2007 and August 2008, we issued the following shares and warrants exercisable at $2.25 per share based upon employment or consulting agreements:

Name	Number of Shares Issued	Number of Warrants Issued

Norma Asis Arana Caro	50,000	50,000
Luis Carlos Ross Guerrero	25,000	0
Cesar Sanvicente	0	150,000
Luis Ramirez	50,000	50,000
Orlando Briceno Gomez	9,000	15,000
Emmanuel Horacio Gortarez Castro	10,000	150,000
Clinton Brown	50,000	25,000
Jorge Rubio Gutierrez	10,000	100,000
Julio Cesar Cantu Felix	5,000	15,000
Kelly Osterhout	50,000	25,000
Arnie Kuenn	25,000	0
Beatriz Murillo Palafox	5,000	15,000
Amy Wang	5,000	20,000
Margarita Vega	5,000	15,000
Mayitza Cota Medellin	5,000	15,000
Francisco Javier Barreto Alatorre	5,000	15,000
Gary Agron	73,333	0
Bambi Francisco	25,000	0
Luis Borbon	25,000	0
Joaquin Gonzalez Gastelum	0	10,000

          (iv)        On February 1, 2008, we issued options to purchase 120,000 shares of our common stock exerciseable at $1.00 per share to our CFO, Humberto Garcia Borbon, on a vesting schedule per his employment agreement. As of July 31, 2008, 30,000 options have vested.

          (v)        Between May and September 2008 we issued the following shares of common stock and warrants exercisable at $2.25 per warrant, based upon a purchase price of $1.00 per share, which included $0.25 warrants for each share purchased.

Name	Number of Shares Issued	Number of Warrants Issued

Viola E. Johnston Trust 9-28-05	50,000	12,500
Jose Coppel Luken	300,000	75,000
Ignacio Escalante	25,000	6,250
Ricardo Mazon Lizarraga	150,000	37,500
Raymundo Garcia de Leon	100,000	25,000
Oscar Lopez	30,000	7,500
Octavio Sanchez Montano	10,000	2,500
Rogelio Villanueva Villanueva	25,000	6,250
Daniel Hidalgo Hurtado	35,000	8,750
Francisco Diaz Brown Olea	100,000	25,000
Jorge Laborin Gomez	25,000	6,250
Marco A. Gonzalez	29,000	7,250
Francisco Javier R. Bours Castelo	50,000	12,500

Ricardo Robinson Bours Castelo	50,000	12,500
Arturo Bours Griffith	50,000	12,500
Jose Gerardo Robinson Bours	50,000	12,500
Mario Javier Robinson Bours Almada	50,000	12,500
Antonio Dabdoub Escobar	80,000	20,000
Nikita D. Kyriakis	100,000	25,000
Ramon J. Bringas	50,000	12,500

        The securities issuances described in items (i), (iii) and (iv) above were made in reliance upon the exemption provided in Section 4(2) of the Securities Act. These issuances were to a limited number of investors, all of whom had a prior relationship with us, received their shares as founders, consultants or employees and executed subscription agreements acknowledging they were familiar with our business operations and were taking the shares for investment and not for distribution. All such securities were marked with the customary restrictive legend prohibiting transfer except under certain circumstances. The shares issued in (ii) and (v) above were issued in reliance upon Rule 506 of Regulation D. All of the investors were accredited investors as defined in Rule 501 of Regulation D who had a prior relationship with us or our executive officers and who executed subscription agreements affirming their accredited status and further affirming that they were familiar with our operations, were taking the shares for investment and not for distribution, and recognized that a restrictive legend would be placed on the certificates.

ITEM 16.   EXHIBIT INDEX

Number	Exhibit

3.1	Articles of Incorporation, as amended, of Registrant
3.2	Bylaws of Registrant
5.1	Opinion of Gary A. Agron
10.1	Employment Agreement with Mr. Dixon (to be filed by amendment)
23.1	Consent of Malone & Bailey, P.C., independent registered public accounting firm
23.2	Consent of Gary A. Agron (see 5.1 above)

ITEM 17.   UNDERTAKINGS

        The undersigned registrant hereby undertakes:

         (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       i.        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                       ii.        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 12% change in the maximum aggregate offering price set forth in the “Calculation of registration Fee” table in the effective registration statements; and

                       iii.        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (5)        That, for the purpose of determining liability under the securities Act of 1933 to any purchaser:

                       (i)        If the registrant is relying on Rule 430B:

                                (A)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                                (B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)9i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration   statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

                       (ii)        If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

         (6)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                       (i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                       (ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                       (iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                       (iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

                 Pursuant to the requirements of the Securities Act, as amended, the Registrant has caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in Phoenix, Arizona on November 4, 2008.

SITESEARCH CORPORATION

By:	/s/	James S. Dixon
James S. Dixon Chief Executive Officer

        Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on November 4, 2008.

Signature	Title

/s/ Jeffrey S. Peterson	Chairman of the Board of Directors
Jeffrey S. Peterson

/s/ James S. Dixon	Chief Executive Officer, President and Director
James S. Dixon

/s/ Humberto Garcia Borbon	Chief Financial Officer (Principal Accounting Officer)
Humberto Garcia Borbon

/s/ Bambi Francisco	Director
Bambi Francisco

/s/ Cesar Sanvicente	Director
Cesar Sanvicente

/s/ Brian L. Lu	Director
Brian L. Lu

EXHIBIT INDEX

Number	Exhibit

3.1	Articles of Incorporation, as amended, of Registrant
3.2	Bylaws of Registrant
5.1	Opinion of Gary A. Agron
10.1	Employment Agreement with Mr. Dixon (to be filed by amendment)
23.1	Consent of Malone & Bailey, P.C., independent registered public accounting firm
23.2	Consent of Gary A. Agron (see 5.1 above)